Exhibit 5.1
June 7, 2006
Endocare, Inc.
201 Technology Drive
Irvine, California 92618

Re:	Employee Deferred Stock Unit Program Non-Employee Director Deferred Stock Unit Program
Ladies and Gentlemen:
     At your request, I have examined the Registration Statement on Form S-8 of Endocare, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,000,000 shares of the Company’s common stock, $0.001 par value (the “Stock”), issuable from time to time in connection with the Company’s Employee Deferred Stock Unit Program and Non-Employee Director Deferred Stock Unit Program (collectively, the “Programs”).
     As the Company’s counsel, I have examined the proceedings taken by the Company in connection with the adoption of the Programs and the authorization of the issuance of the Stock under the Programs, and such documents as I have deemed necessary to render this opinion. For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of Stock under the Programs, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.
     Based upon and subject to the foregoing, it is my opinion that the Stock, when issued and outstanding pursuant to the terms of the Programs, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,
/s/ Clint B. Davis

Clint B. Davis Senior Vice President, Legal Affairs, General Counsel and Secretary